Exhibit 4.132

Agreement of Termination

Regarding the Purchase Option and Cooperation Agreement, the Loan Agreement and the Share Pledge Agreement

By

and

Among

Shanghai Chongzhi Co., Ltd.,

Na Zhang,

Xun Zhao,

and Shanghai Stockstar Information & Technology Co., Ltd.

Sep. 20, 2015

Agreement of Termination

This Agreement of Termination (hereinafter referred to as the “Agreement”) is made and entered into in Beijing, PRC (hereinafter “China”) as of Sep. 20, 2015 by and among the following parties:

Party A: Shanghai Chongzhi Co., Ltd.

Registered address: Unite 106, Building 2, No. 407 Datong Road, Bao Town, Chongming County, Shanghai

Party B: Na Zhang

ID No.:

Party C: Xun Zhao

ID No.:

Party D:  Shanghai Stockstar Information & Technology Co., Ltd.

Registered Address: Unite 118, Building 2, No. 300 Baozhen South Road, Chongming County, Shanghai

WHEREAS, the aforesaid parties signed a Loan Agreement in 2010, in which Party A agrees to loan to Party B and Party C for their purchase of all equities of Party D.

WHEREAS, the aforesaid parties signed an Purchase Option and Cooperation Agreement, in which they agree that Party B and Party C grants to Party A or any other eligible party designated by Party A an exclusive right of first refusal to purchase, wholly or partially, the equity of Party D held by Party B and/or Party C at any time pursuant to the laws of China. Party A on the one hand, Party B and Party C on the other hand are hereinafter collectively referred to as “Both Parties”.

WHEREAS, the aforesaid parties signed an Share Pledge Agreement on Jan. 5, 2012, in which the parties agree that Party B and Party C pledge all equity respectively held by them in Party D for all of Party D’s debts under the services agreement owned to Party A to secure Party A’s proper collection of all costs from Party D thereunder.

WHEREAS, each of the parties hereto intends to terminate the foregoing Purchase Option and Cooperation Agreement, Loan Agreement and Share Pledge Agreement (hereinafter referred to as the “Original Agreements”).

Now Therefore, through friendly negotiation, the Parties hereby agree as follows:

1	Termination and Exemptions
1.1	The Parties agree to terminate the Original Agreements as of the execution date of this Agreement. The Parties agree to waive any and all causes of action currently made or threaten to be made resulted from or in connection with the Original Agreements, regardless of the nature and cause of such causes of action, or whether related to any lawsuit, liability, guarantee, breach of contract or commitment, obligation, claims, demand, losses and costs, or whether known at present or not, contingent or fixed, occurred in the past or present (collectively as "Claims").

1.2	The parties hereby expressly agree to take any risks arising from unreal facts, unknown facts or differences between true facts and the information of acknowledge or relied upon. The parties hereto intends to ultimately and permanently resolve all the disputes that exists or may occur in future, resulting from or relating to the Original Agreements, in spite of whether the understanding of each of the parties regarding the facts, laws or other circumstances thereof is true. Exemption of each party hereto shall completely, thoroughly, unconditionally and immediately supersede all the rights, Claims, demands and causes of action that exists or may exist on the execution date hereof. Each Party warrants and undertakes that it has carried out independent investigation on the facts, laws or other circumstances relevant to the discussed, referred to or exempted matters hereunder that are necessary and required at its independent judgment and discretion. At the time of execution of this agreement, no Party relies on any statement, commitment or warrant made by the other parties or persons yet not explicitly provided herein regarding existence or none existence of any facts, laws or other circumstances.

Neither Party shall be responsible for the other parties regarding any legal or contractual obligations under the Original Agreements. The funds under the Loan Agreement loaned by Party B and Party C from Party A have been paid off and therefore no Party thereto shall have any rights and assume any obligations to the other parties.

1.3	Neither Party shall take any legal action against the other parties with respect to any matters arising from or relevant to the Original Agreements.

2	No Transfer

2.1	Party hereby warrants and undertakes that all Claims have been totally and ultimately waived and none of the Claims’ interests was or will be transferred to make against the other parties. It is agreed that in case any existing transfer aforesaid whether made on the transferring party’s free will or not is alleged by any third party or claimed for any interests thereof by any third party, the transferring party shall keep the other parties free from any related liabilities and indemnify the other parties for any losses or costs (incl. attorney fees) incurred therefrom.

2.2	Where any Party or any person on behalf of such Party or any person who alleged obtaining any interests in any Claims upon assignment initiates, participates or otherwise seeks relief through a lawsuit against the other parties based on any waived Claims hereunder, or arises a Claim waived hereunder against the other parties in any other ways, such party agree to directly pay for any attorney fees incurred for defending such Claims by the other parties.

3	Miscellaneous

3.1	The Agreement is governed and construed by the laws of the People’s Republic of China.

3.2	The Agreement constitutes the entire agreement of the parties hereto in regard to the subject matters hereunder and supersedes all the prior concluded agreements, covenants and letters.

3.3	This Agreement may be executed in several counterparts, each as an original and all counterparts together constitute a complete agreement.

4	This Agreement is signed by the authorized representative of each Party and takes effect as of the execution date. This Agreement is made in quadruplicate with same effects each of which should be held by one party hereto.

[Signature page to follow without text body]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its authorized signatory as of the day and year first written above.

Party A: Shanghai Chongzhi Co., Ltd.

Common seal:

Authorized representative (signature):

Party B: Na Zhang

(Signature):

Party C: Xun Zhao

(Signature):

Party D:  Shanghai Stockstar Information & Technology Co., Ltd.

Common seal:

Authorized representative (signature):